UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2003

COREL CORPORATION
(Exact name of registrant as specified in its charter)

Canada
(State of Other Jurisdiction of Incorporation)

0-20562	Not Applicable
(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Carling Avenue
Ottawa, Ontario, Canada    KIZ 8R7
(Address of principal executive offices including zip code)

(613) 728-8200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure

Corel Corporation ("Corel") entered into an acquisition agreement with Corel Holdings, L.P. ("AcquisitionCo") and Vector CC Acquisitions Inc. ("BuyerCo") (Acquisition Co. and Buyer Co, together, "Vector") dated as of June 6, 2003 (the "Acquisition Agreement") under which Vector has agreed to acquire all of the outstanding common shares of Corel ("Common Shares") pursuant to a plan of arrangement (the "Arrangement") at a price of US$1.05 per share, payable in cash. See press release dated June 6, 2003 attached as Exhibit 99 hereto.

Pursuant to the Arrangement, each Common Share issued and outstanding at the effective time of the Arrangement (other than the Common Shares held by Vector and its affiliates) will be converted into (1) one new Series B Preferred Share of Corel (a "Series B Share") and (2) one new common share of Corel (a "New Common Share"). Upon the closing of the transaction, (i) each Series B Share will be transferred to BuyerCo and (ii) each New Common Share will be transferred to AcquisitionCo, in exchange for total cash consideration of US$1.05.

An affiliate of Vector, Vector CC Holdings, L.L.C. ("Vector CC Holdings") holds 22,890,000 Series A preferred convertible shares of Corel ("Series A Shares") being all of the outstanding Series A Shares of Corel and representing approximately 19.75% of the issued and outstanding Common Shares, assuming conversion of the Series A Shares.

The Acquisition Agreement contains (1) mutual representations and warranties, (2) covenants with respect to the operation of Corel prior to consummation of the acquisition, including covenants with respect to the taking of certain actions to reduce operating expenses, and (3) conditions to the parties' obligations to consummate the transaction, including the holding of a special meeting of the securityholders of Corel to consider and approve the Arrangement and to approve the termination of Corel's shareholder rights plan, the receipt of Court and all required regulatory approvals, conditions with respect to the maintenance by Corel of specified levels of cash and working capital, and a condition that there will be no material adverse change in the financial condition, results of operations or prospects of Corel between the date of the Acquisition Agreement and the date of completion.

Corel's Board of Directors has agreed, subject to certain conditions, to recommend that shareholders approve the Arrangement. The agreement by Corel's Board of Directors is subject to the Board's fiduciary right to consider and support a superior proposal, in which event Vector will be entitled to elect to make a further proposal on terms which are as favourable as, or superior to, the terms of the superior proposal from a financial perspective. In the event that an agreement to implement the superior proposal is concluded, Corel would be required to pay Vector a termination fee of US$2.0 million as well as a portion of Vector's expenses relating to the Arrangement.

The Board of Directors of Corel has received an opinion from its financial advisor, CIBC World Markets Inc., that the consideration to be received from Vector by the holders of Common Shares is fair from a financial point of view.

The Arrangement is subject to the approval by the holders, present in person or by proxy at the meeting, of two-thirds of the Common Shares and options and warrants exercisable for Common Shares at a per Common Share price of less than US$1.05 per share, and, separately, by a majority of the holders of such securities, present in person or by proxy at the meeting, excluding any Common Shares which may be acquired by Vector on the conversion of any of its Series A Shares. Vector Holdings has agreed to vote its Series A Shares in favour of the Arrangement.

Corel has agreed to make an application to Canadian securities regulators for relief from the requirements for a formal valuation of Corel.

Upon the completion of the transaction, Vector and its affiliates will own all of the outstanding shares of Corel.

See Acquisition Agreement attached as Exhibit 2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

2 Acquisition Agreement dated June 6, 2003 between Corel Corporation, Vector CC Acquisitions Inc. and Corel Holdings, L.P.

99 Press release dated June 6, 2003.

EXHIBIT 99.1

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COREL CORPORATION

By_________________________

Name: Joel Price

Title: Vice-President Finance and Interim Chief Financial Officer